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                                                                 Exhibit (d)(xx)

                   CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

June 20, 2003

Randall W. Merk,
President and Chief Executive Officer - Schwab Capital Trust
101 Montgomery Street
San Francisco, CA 94104

Re: Schwab Focus Funds

Dear Mr. Merk:

This letter will confirm our agreement to limit total fund operating expenses to 110 basis points for each of the Schwab Focus Funds through February 28, 2005, as described in the registration statement of the funds filed with the Securities and Exchange Commission.

Sincerely,

/s/ Stephen B. Ward                            /s/ David Mcspadden
-----------------------------                  -----------------------------

Stephen B. Ward,                                      David Mcspadden
Senior Vice President                                 Vice President,
and Chief Investment Officer,                         Charles Schwab & Co., Inc.
Charles Schwab Investment Management, Inc.